Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes important terms of the classes of capital stock of Cardiff Lexington Corporation (“we,” “us,” “our” or “our company”) as of December 31, 2025. The following are summaries of material provisions of our amended and restated articles of incorporation, our amended and restated bylaws, and the certificates of designation for our various series of preferred stock, insofar as they relate to the material terms of our capital stock.

The following is a description of the material terms of our capital stock and is not intended to be a complete summary of the rights and preferences of our capital stock. For more detailed information, please see our amended and restated articles of incorporation, our amended and restated bylaws and the certificates of designation relating to our preferred stock, which are filed as exhibits to our Annual Report on Form 10-K.

As of December 31, 2025, our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value, and 50,000,000 shares of preferred stock, $0.001 par value, of which 2 shares have been designated as series A preferred stock, 50,000 shares have been designated as series F-1 preferred stock, 400,000 shares have been designated as series L preferred stock, 3,000,000 shares have been designated as series N senior convertible preferred stock, 5,000,000 shares have been designated as series X senior convertible preferred stock and 1,500,000 shares have been designated as series Y senior convertible preferred stock.

As of December 31, 2025, there were issued and outstanding 13,701,698 shares of common stock, 2 shares of series A preferred stock, 3,875 shares of series F-1 preferred stock, 319,493 shares of series L preferred stock, 1,037,311 shares of series N senior convertible preferred stock, 438,388 shares of series X senior convertible preferred stock and 1,067,878 shares of series Y senior convertible preferred stock.

We effected a 1-for-3 reverse stock split of our outstanding common stock on January 12, 2026. All share and per share data set forth in this summary has been retroactively adjusted to reflect this reverse stock split.

Common Stock

The holders of our common stock are entitled to one (1) vote for each share held of record on all matters submitted to a vote of the stockholders. Under our amended and restated articles of incorporation and amended and restated bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

1

Preferred Stock

Our amended and restated articles of incorporation authorize our board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

The following is a description of the rights and preferences of each series of preferred stock.

Series A Preferred Stock

Ranking. The series A preferred stock ranks, with respect to the distribution of assets upon liquidation, (i) senior to all common stock and each other class or series that is not expressly made senior to or on parity with the series A preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series A preferred stock; and (iii) junior to the series F-1 preferred stock, series L preferred stock, series N senior convertible preferred stock, series X senior convertible preferred stock, series Y senior convertible preferred stock and each other series of preferred stock and each class or series that is expressly made senior to the series A preferred stock, as well as to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company.

Dividend Rights. The series A preferred stock is not entitled to participate in any distributions or payments to the holders of common stock or any other class of stock and shall have no economic interest in our company.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our company, either voluntarily or involuntarily, a merger or consolidation of our company wherein our company is not the surviving entity, or a sale of all or substantially all of the assets of our company, the holder of each share of series A preferred stock shall be entitled to receive from any distribution of any of the assets or surplus funds of our company, before and in preference of any holder of shares of common stock, an amount equal to the stated value of $250. Once the holders receive the foregoing from any such liquidation, dissolution or winding up, the holders shall not participate with the common stock or any other class of stock.

Voting Rights. Each share of series A preferred stock shall have a number of votes at any time equal to (i) 25% of the number of votes then held or entitled to be made by all other equity securities of our company, including, without limitation, the common stock, plus (ii) one (1). The series A preferred stock shall vote on any matter submitted to the holders of the common stock, or any other class of voting securities, for a vote, and shall vote together with the common stock, or any class of voting securities, as applicable, on such matter for as long as the shares of series A preferred stock are issued and outstanding. Notwithstanding the foregoing, the series A preferred stock shall not have the right to vote on any matter as to which solely another series of preferred stock is entitled to vote pursuant to our amended and restated articles of incorporation or a certificate of designation of such other series of preferred stock.

Transfer. Upon transfer of any share of series A preferred stock, except for a transfer by the holder to an affiliate, whether such transfer is voluntary or involuntary, such share of series A preferred stock shall automatically, and without any action being required by us or the holder, be converted into one (1) share of common stock.

Other Rights. Holders of series A preferred stock do not have any conversion (except as set forth above) or redemption rights.

2

Series F-1 Preferred Stock

Ranking. The series F-1 preferred stock ranks, with respect to the distribution of assets upon liquidation, (i) senior to all common stock, series A preferred stock and to each other class or series that is not expressly made senior to or on parity with the series F-1 preferred stock; (ii) on parity with the series L preferred stock and each other class or series that is not expressly subordinated or made senior to the series F-1 preferred stock; and (iii) junior to the series N senior convertible preferred stock, series X senior convertible preferred stock, series Y senior convertible preferred stock and to each other series of preferred stock and each class or series that is expressly made senior to the series F-1 preferred stock, as well as to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company.

Dividend Rights. The holders of series F-1 preferred stock are entitled to receive dividends equal (on an as converted to common stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends shall be paid on shares of series F-1 preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the holders of series F-1 preferred stock shall be entitled to receive out of the assets of our company the same amount that a holder of common stock would receive if the shares of series F-1 preferred stock were fully converted to common stock immediately prior to such liquidation, which amount shall be paid to the holders of series F-1 preferred stock pari passu with all holders of parity securities and in preference to the holders of junior securities.

Voting Rights. Except as provided by law, the holders of series F-1 preferred stock shall have no voting rights. However, as long as any shares of series F-1 preferred stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of outstanding series F-1 preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series F-1 preferred stock or alter or amend the certificate of designation for the series F-1 preferred stock, or (b) amend our amended and restated articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of series F-1 preferred stock.

Conversion Rights. Each share of series F-1 preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into such number of shares of common stock as is determined as follows: (i) if the closing market price of the common stock on the principal trading market on which the common stock is then traded or quoted is less than $4.00 per share, then each share of series F-1 preferred stock shall be convertible into a number of shares of common stock equal to two (2) times the stated value ($4.00 per share), divided by such closing market price on the date of conversion; or (ii) if such closing market price is equal to or greater than $4.00 per share, then each share of series F-1 preferred stock shall be convertible into two (2) shares of common stock. In addition, upon the earlier to occur of: (a) the closing of the sale of shares of common stock to the public at a price of at least $3.00 per share in a public offering pursuant to an effective registration statement or offering statement under the Securities Act resulting in at least $3,000,000 of gross proceeds to us, (b) the date on which the shares of common stock are listed on a national stock exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of series F-1 preferred stock, voting together as a single class, each share of series F-1 preferred stock shall be automatically converted into such number of shares of common stock as is determined in accordance with the provisions above. Such conversion price is subject to standard adjustments in the event of any stock dividends, stock reclassifications and similar events (but not for reverse stock splits).

Redemption Rights. Holders of series F-1 preferred stock do not have any redemption rights.

Series L Preferred Stock

Ranking. The series L preferred stock ranks, with respect to the distribution of assets upon liquidation, (i) senior to all common stock, series A preferred stock and to each other class or series that is not expressly made senior to or on parity with the series L preferred stock; (ii) on parity with the series F-1 preferred stock and each other class or series that is not expressly subordinated or made senior to the series L preferred stock; and (iii) junior to the series N senior convertible preferred stock, series X senior convertible preferred stock, series Y senior convertible preferred stock and to each other series of preferred stock and each class or series that is expressly made senior to the series L preferred stock, as well as to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company.

3

Dividend Rights. The holders of series L preferred stock are entitled to receive dividends equal (on an as converted to common stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends shall be paid on shares of series L preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, the holders of series L preferred stock shall be entitled to receive out of the assets of our company the same amount that a holder of common stock would receive if the shares of series L preferred stock were fully converted to common stock immediately prior to such liquidation, which amount shall be paid to the holders of series L preferred stock pari passu with all holders of parity securities and in preference to the holders of junior securities.

Voting Rights. On any matter presented to stockholders for their action or consideration, each holder of series L preferred stock shall be entitled to cast one (1) vote per share of series L preferred stock held. Except as provided by law, the holders of series L preferred stock shall vote together with the holders of shares of common stock as a single class. However, as long as any shares of series L preferred stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of outstanding series L preferred stock, (a) alter or change adversely the powers, preferences or rights given to the series J preferred stock or alter or amend the certificate of designation for the series L preferred stock, or (b) amend our amended and restated articles of incorporation or other charter documents in any manner that adversely affects any rights of the holders of series L preferred stock.

Conversion Rights. Each share of series L preferred stock is convertible, at any time and from time to time at the option of the holder thereof, into such number of shares of common stock as is determined as follows: (i) if the closing market price of the common stock on the principal trading market on which the common stock is then traded or quoted is less than $4.00 per share, then each share of series L preferred stock shall be convertible into a number of shares of common stock equal to two (2) times the stated value ($4.00 per share), divided by such closing market price on the date of conversion; or (ii) if such closing market price is equal to or greater than $4.00 per share, then each share of series L preferred stock shall be convertible into two (2) shares of common stock. In addition, upon the earlier to occur of: (a) the closing of the sale of shares of common stock to the public at a price of at least $3.00 per share in a public offering pursuant to an effective registration statement or offering statement under the Securities Act resulting in at least $3,000,000 of gross proceeds to us, (b) the date on which the shares of common stock are listed on a national stock exchange, including without limitation the New York Stock Exchange, NYSE American or the Nasdaq Stock Market (any tier), or (c) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 67% of the then outstanding shares of series L preferred stock, voting together as a single class, each share of series L preferred stock shall be automatically converted into such number of shares of common stock as is determined in accordance with the provisions above. Such conversion price is subject to standard adjustments in the event of any stock dividends, stock reclassifications and similar events (but not for reverse stock splits).

Redemption Rights. Holders of series L preferred stock do not have any redemption rights.

Series N Senior Convertible Preferred Stock

Ranking. The series N senior convertible preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common stock and each other class or series that is not expressly made senior to or on parity with the series N senior convertible preferred stock, which includes all existing series of our preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series N senior convertible preferred stock; and (iii) junior to our series Y senior convertible preferred stock and to all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each class or series that is expressly made senior to the series N senior convertible preferred stock.

Dividend Rights. Holders of series N senior convertible preferred stock are entitled to dividends at a rate per annum of 12.0% of the stated value ($4.00 per share); provided that upon an event of default (as defined in the certificate of designation for the series N senior convertible preferred stock), such rate shall increase by 8% per annum. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date in cash or common stock at our discretion. Dividends payable in common stock shall be calculated based on a price equal to eighty percent (80%) of the volume weighted average price for the common stock on our principal trading market, or the VWAP, during the five (5) trading days immediately prior to the applicable dividend payment date.

4

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of junior securities (as defined in the certificate of designation), including our common stock, each holder of outstanding series N senior convertible preferred stock shall be entitled to receive an amount of cash equal to 115% of the stated value of $4.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders.

Voting Rights. Holders of series N senior convertible preferred stock do not have any voting rights; provided that, so long as any shares of series N senior convertible preferred stock are outstanding, the affirmative vote of holders of a majority of the series N senior convertible preferred stock, which majority must include SILAC Insurance Company so long as it holds any shares of series N senior convertible preferred stock, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation or prior to our company’s (or Nova’s) creation or issuance of any parity securities or new indebtedness (as defined in the certificate of designation); provided that the foregoing shall not apply to any financing transaction the use of proceeds of which will be used to redeem the series N senior convertible preferred stock and the warrants issued in connection therewith. In addition, the affirmative vote of holders of 66% of the series N senior convertible preferred stock, voting as a separate class, is required prior to our company’s (or Nova’s) creation or issuance of any senior securities.

Conversion Rights. Each share of series N senior convertible preferred stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of shares of common stock determined by dividing the stated value ($4.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price of $2,700 per share (subject to standard adjustments in the event of any stock splits, stock combinations, stock reclassifications, dividends paid in common stock, sales of substantially all assets, mergers, consolidations or similar transactions); provided that in no event shall the holder of any series N senior convertible preferred stock be entitled to convert any number of shares that upon conversion the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion of the series N senior convertible preferred stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common stock. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Series X Senior Convertible Preferred Stock

Ranking. The series X senior convertible preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common stock, each series of preferred stock other than the series N senior convertible preferred stock, and to each other class or series that is not expressly made senior to or on parity with the series X senior convertible preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series X senior convertible preferred stock; and (iii) junior to the series N senior convertible preferred stock, series Y senior convertible preferred stock and all indebtedness and other liabilities with respect to assets available to satisfy claims against our company and each class or series that is expressly made senior to the series X senior convertible preferred stock.

Dividend Rights. Holders of series X senior convertible preferred stock are entitled to dividends at a rate per annum of 10.0% of the stated value ($4.00 per share); provided that upon an event of default (as defined in the certificate of designation for the series X senior convertible preferred stock), such rate shall increase by 5% per annum. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date.

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation of our company or its subsidiaries, before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of junior securities (as defined in the certificate of designation), including our common stock, each holder of outstanding series X senior convertible preferred stock shall be entitled to receive an amount of cash equal to 100% of the stated value of $4.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders.

5

Voting Rights. Holders of series X senior convertible preferred stock do not have any voting rights; provided that, so long as any shares of series X senior convertible preferred stock are outstanding, the affirmative vote of holders of a majority of the series X senior convertible preferred stock, which majority must include Leonite so long as it holds any shares of series X senior convertible preferred stock, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation or prior to the creation or issuance of any parity securities or new indebtedness (as defined in the certificate of designation); provided that the foregoing shall not apply to any financing transaction the use of proceeds of which will be used to redeem the series X senior convertible preferred stock and the warrants issued in connection therewith. In addition, the affirmative vote of holders of 66% of the series X senior convertible preferred stock, voting as a separate class, is required prior to the creation or issuance of any senior securities.

Conversion Rights. Each shares of series X senior convertible preferred stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock determined by dividing the stated value ($4.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price equal to the lower of (i) the lowest VWAP during the five (5) trading days immediately prior to the applicable conversion date and (ii) the price per share paid in any subsequent financing, or the Fixed Price. The Fixed Price is subject to standard adjustments in the event of any stock splits, stock combinations, stock reclassifications, dividends paid in common stock, sales of substantially all assets, mergers, consolidations or similar transactions, as well as a price based antidilution adjustment, pursuant to which, subject to certain exceptions, if we issue common stock at a price lower than the Fixed Price, the Fixed Price shall decrease to such lower price. Accordingly, upon completion of this offering, the Fixed Price shall be reset to the price per share paid in this offering. Notwithstanding the foregoing, in no event shall the holder of any series X senior convertible preferred stock be entitled to convert any number of shares that upon conversion the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion of the series X senior convertible preferred stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common stock. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Redemption Rights. Commencing on September 22, 2023, any holder may require us to redeem its shares by the payment in cash therefore of a sum equal to 100% of the stated value of $4.00 per share, plus the amount of accrued and unpaid dividends and any other amounts due pursuant to the terms of the certificate of designation; provided however, that in the event that we complete a public offering prior to the redemption date, then any holder may only cause us to redeem any outstanding series X senior convertible preferred stock by paying such redemption price in twelve (12) equal monthly installments with the first such payment due on the date that is six (6) months following the date that we complete such public offering.

Series Y Senior Convertible Preferred Stock

Ranking. The series Y senior convertible preferred stock ranks, with respect to the payment of dividends and the distribution of assets upon liquidation, (i) senior to all common stock and each series of preferred stock, and to each other class or series that is not expressly made senior to or on parity with the series Y senior convertible preferred stock; (ii) on parity with each class or series that is not expressly subordinated or made senior to the series Y senior convertible preferred stock; and (iii) junior to each class or series that is expressly made senior to the series Y senior convertible preferred stock.

Dividend Rights. Holders of series Y senior convertible preferred stock are entitled to dividends at a rate per annum of 10.0% of the stated value ($4.00 per share); provided that upon an event of default (as defined in the certificate of designation for the series Y senior convertible preferred stock), such rate shall increase by 5% per annum. Dividends shall accrue from day to day, whether or not declared, and shall be cumulative. Dividends shall be payable quarterly in arrears on each dividend payment date and may be paid in cash or common stock at our discretion; provided that we may only pay dividends in common stock if such common stock is free-trading, freely transferable, and does not contain a legend (or be subject to stop transfer or similar instructions) restricting the resale or transferability thereof. Dividends payable in common stock shall be calculated based on a price equal to eighty percent (80%) of the VWAP during the five (5) trading days immediately prior to the applicable payment date.

6

Liquidation Rights. Subject to the rights of creditors and the holders of any senior securities or parity securities (in each case, as defined in the certificate of designation), upon any liquidation event (as defined in the certificate of designation), before any payment or distribution of the assets of our company (whether capital or surplus) shall be made to or set apart for the holders of junior securities (as defined in the certificate of designation), including our common stock, each holder of outstanding series Y senior convertible preferred stock shall be entitled to receive an amount of cash equal to the greater of (i) 100% of the stated value of $4.00 per share, plus an amount of cash equal to all accumulated accrued and unpaid dividends thereon (whether or not declared) to, but not including the date of final distribution to such holders or (ii) such amount per share as would have been payable had all shares of series Y senior convertible preferred stock been converted into common stock immediately prior to such liquidation event.

Voting Rights. Holders of series Y senior convertible preferred stock do not have any voting rights; provided that, so long as any shares of series Y senior convertible preferred stock are outstanding, the affirmative vote of holders of a majority of the series Y senior convertible preferred stock, which majority must include Leonite so long as it holds any shares of series Y senior convertible preferred stock, voting as a separate class, shall be necessary for approving, effecting or validating any amendment, alteration or repeal of any of the provisions of the certificate of designation, prior to our issuance of additional shares of series Y senior convertible preferred stock or prior to the creation or issuance of any securities that are not subordinate to the series Y senior convertible preferred stock or new indebtedness (as defined in the certificate of designation); provided that the foregoing shall not apply to any financing transaction the use of proceeds of which will be used to redeem the series Y senior convertible preferred stock in full.

Conversion Rights. Commencing on the first anniversary of the date on which our common stock begins trading on Nasdaq, each share of series Y senior convertible preferred stock, plus all accrued and unpaid dividends thereon, shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of common stock determined by dividing the stated value ($4.00 per share), plus the value of the accrued, but unpaid, dividends thereon, by a conversion price equal to the lowest VWAP during the five (5) trading days immediately prior to the applicable conversion date. Such conversion price is subject to adjustment if we issue common stock at a price lower than such conversion price, subject to certain exceptions. Notwithstanding the foregoing, in no event shall the holder of any series Y senior convertible preferred stock be entitled to convert any number of shares that upon conversion the sum of (i) the number of shares of common stock beneficially owned by the holder and its affiliates and (ii) the number of shares of common stock issuable upon the conversion of the series Y senior convertible preferred stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.99% of the then outstanding common stock. This limitation may be waived (up to a maximum of 9.99%) by the holder and in its sole discretion, upon not less than sixty-one (61) days’ prior notice to us.

Warrants

As of December 31, 2025, we have issued warrants for the purchase of 201,048 shares of common stock at a weighted average exercise price of $24.05 per share.

Stock Options

We have issued stock options for the purchase of 90,002 shares of common stock at a weighted average exercise price of $5.19 per share.

Convertible Promissory Notes

On January 24, 2017, we issued a convertible promissory note in the principal amount of up to $250,000 to Greentree Financial Group, Inc. On February 10, 2023, we executed a second tranche under this note in the principal amount of $50,000, on March 30, 2023, we executed a third tranche under this note in the principal amount of $25,000 and on August 11, 2023, we executed a fourth tranche under this note in the principal amount of $25,000. The aggregate principal amount remaining is $50,000. Each advance matures one year from the date of issuance and bears interest at a rate of 15% per annum; provided that upon an event of default (as defined in the note), such rate increases to 20%. The holder of the note may, in its sole discretion, elect to convert any outstanding principal and accrued but unpaid interest into our common stock at a conversion price equal to the lower of $0.25 or 50% of the lowest closing price of our common stock for the ten (10) trading days immediately prior to such conversion date; provided that the note contains an ownership limitation, which provides that we shall not effect any conversion, and the holder shall not have the right to convert any portion of the note, to the extent that after giving effect to the issuance of common stock upon conversion of the note, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the note. This limitation may be waived, up to a maximum of 9.99%, by the holder upon not less than sixty-one (61) days’ prior notice to us.

7

In December 2025, we entered into loan agreements with two accredited investors, pursuant to which we issued to such investors convertible promissory notes in the aggregate principal amount of $200,000. These notes accrue interest at a rate of twelve percent (12%) per annum, payable in shares of common stock, cash or a combination thereof at our option quarterly commencing on April 1, 2026, with all principal and accrued interest being due and payable one (1) year after issuance. These notes are convertible into shares of common stock at a conversion price of $3.00 (subject to standard adjustments in the event of any stock splits, stock combinations, dividends paid in common stock, stock reclassifications or similar transactions); provided that these notes contain ownership limitations, which provide that we shall not effect any conversion, and a holder shall not have the right to convert any portion of a note, to the extent that after giving effect to the issuance of common stock upon such conversion, such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon such conversion. This limitation may be waived, up to a maximum of 9.99%, by a holder upon not less than sixty-one (61) days’ prior notice to us.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our amended and restated articles of incorporation and our amended and restated bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our amended and restated articles of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our board of directors to issue without stockholder approval, subject to Nasdaq’s rules. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of our company by means of a proxy context, tender offer, merger or other transaction since our board of directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our amended and restated articles of incorporation 50,000,000 shares of preferred stock. Our board acting alone and without approval of our stockholders, subject to Nasdaq’s rules, can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Bylaws

In addition, various provisions of our amended and restated bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of our company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our amended and restated bylaws may be adopted, amended or repealed only by our board of directors. Our amended and restated bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our amended and restated bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our amended and restated bylaws also permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.

Our amended and restated bylaws also establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

8

Cumulative Voting

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Nevada Anti-Takeover Statutes

Business Combination Statute

We are subject to the “business combination” provisions of Sections 78.411 to 78.444 of the Nevada Revised Statutes. In general, such provisions prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder for a period of two years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status or the combination is approved by the board of directors and thereafter is approved at a meeting of stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders, and extends beyond the expiration of the two-year period, unless (a) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (b) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (c) the combination is later approved by a majority of the voting power held by disinterested stockholders; or (d) if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the two years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, or (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher.

A “combination” is generally defined to include mergers or consolidations or any sale, lease, exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” or any affiliate or associate of an interested stockholder having: (a) an aggregate market value equal to more than 5% of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to more than 5% of the aggregate market value of all outstanding voting shares of the corporation, and (c) more than 10% of the earning power or net income of the corporation.

An “interested stockholder” is generally defined to mean a beneficial owner of at least 10% of the outstanding voting power or an affiliate or associate of the corporation that has been a 10% beneficial owner within the preceding 2 years. The statutes could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisition of Controlling Interest Statute

Nevada’s Acquisition of Controlling Interest Statute (NRS Sections 78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, which conduct business directly or indirectly in Nevada and whose articles of incorporation or bylaws in effect 10 days following the acquisition of a controlling interest by an acquiror do not prohibit its application. As of the date of this prospectus, we do not believe we have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the acquisition of controlling interest statutes will not apply to us.

Nevada’s Acquisition of Controlling Interest Statute, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation’s stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation’s stockholders. The statute specifies three thresholds that constitute a controlling interest: (a) at least one-fifth but less than one-third; (b) at least one-third but less than a majority; and (c) a majority or more, of the outstanding voting power. Once an acquiror crosses one of these thresholds, shares which it acquired in the transaction exceeding the threshold (or within ninety days preceding the date thereof) become “control shares” which could be deprived of the right to vote until a majority of the disinterested stockholders restore that right.

9

A special stockholders meeting may be called at the request of the acquiror to consider the voting rights of the acquiror’s shares. If the acquiror requests a special meeting and gives an undertaking to pay the expenses of said meeting, then the meeting must take place no earlier than 30 days (unless the acquiror requests that the meeting be held sooner) and no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition.

If no such request for a stockholders meeting is made, consideration of the voting rights of the acquiror’s shares must be taken at the next special or annual stockholders meeting. If the stockholders fail to restore voting rights to the acquiror, or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror’s shares for redemption at the average price paid for the control shares by the acquiror.

In the event the stockholders restore full voting rights to a holder of control shares that owns a majority of the voting stock, then all other stockholders who do not vote in favor of restoring voting rights to the control shares may demand payment for the “fair value” of their shares as determined by a court in dissenters rights proceeding pursuant to Chapter 92A of the Nevada Revised Statutes.

Transfer Agent and Registrar

The transfer agent for our common stock is Transfer Online, Inc. The transfer agent’s address is 512 SE Salmon Street, Portland, Oregon 97214 and its telephone number is 503-227-2950.

10